EXHIBIT 10.1
AMENDMENT NO. 3 TO
EMPLOYMENT AGREEMENT
This AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT (this “Amendment No. 3”) is entered into as of January 1, 2016 (the “Effective Date”) by and between Gregg Appliances, Inc., an Indiana corporation (the “Company”) and Dennis L. May (“Executive”). The Company and Executive are referred to herein as the “parties.”
RECITALS
WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated as of October 19, 2004, that certain Amendment No. 1 dated December 30, 2008, and that certain Amendment No. 2 dated August 12, 2009 (collectively, the “Employment Agreement”); and
WHEREAS, the parties desire to amend the Employment Agreement to provide Executive certain increased severance benefits if his employment is terminated without cause or he resigns for good reason in connection with a change in control and such other modifications as set forth herein.
NOW, THEREFORE, in consideration of the promises and obligations contained herein and in the Employment Agreement, the parties agree to amend the Employment Agreement as follows, with each such amendment to be effective on the Effective Date:
AGREEMENT
1.    A new section 4(e) shall be added to the Employment Agreement as follows:
(e)    Change in Control.
(i)    Subject to the provisions of subparagraph 4(b)(ii) and subparagraph 4(b)(v), if Executive’s employment is terminated by the Company without Cause or Executive resigns his employment for Good Reason (defined below), each within twelve (12) months following a Change in Control (defined below), Executive shall be entitled to receive, as “CIC Severance Benefits,” (A) for a period of twenty-four (24) months following the termination date, his then current Base Salary, (B) a lump sum stipend equal to 167% of the product of twenty-four (24) times: (1) the monthly COBRA premium that corresponds, as of the date of Executive’s termination of employment, to the health, dental and vision coverage that Executive had in effect under the Company’s health, dental and vision plans immediately prior to his termination of employment, and (2) the monthly premium that corresponds, as of the date of Executive’s termination of employment, to the long-term disability and group term life insurance coverage that Executive had in effect under the Company’s long-term disability and life insurance plans immediately prior to his termination of employment, and (C) for the year in which such termination occurs, a pro-rated bonus for the portion of such year during which Executive was employed by the Company, contingent, however, on the satisfaction of any performance-based conditions relating to such bonus. The stipend referred to in clause (B) will be subject to all applicable withholdings and deductions, and will be paid to Executive on the same payroll date as the first installment of CIC Severance Benefits, and Executive may apply the stipend towards Executive’s purchase of COBRA continuation coverage, continued benefit coverage, or for any other purpose.
(ii)    “Good Reason” means (A) a material diminution in Executive’s base compensation from the level of such base compensation immediately prior to the Change in Control, (B) a material diminution in Executive’s authority, duties, or responsibilities from his authority, duties, or responsibilities immediately prior to the Change in Control, or (C) a material change in the geographic location at which Executive is assigned to perform his duties and responsibilities on behalf of the Company from such geographic location immediately prior to the Change in Control.
For Executive to be entitled to CIC Severance Benefits because of his resignation following the occurrence of one of the Good Reason events, each of the following procedural conditions must be satisfied: (x) within ninety (90) calendar days of the initial occurrence of the event, Executive must give written notice to the Company of such occurrence; (y) the Company must have failed to remedy that occurrence within thirty (30) calendar days after receiving such notice, and (z) Executive must resign no later than 150 calendar days after the initial occurrence of the event.
(iii)    “Change in Control” means (A) a merger, consolidation, business combination or similar transaction involving the Company as a result of which the holders of the voting securities of the Company prior to such transaction in the aggregate cease to own at least 70% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (B) a sale, lease, exchange, transfer or other disposition of more than 25% of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (C) the acquisition, by a person or group (as such term is defined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 25% of the voting securities of the Company whether by tender or exchange offer or otherwise.
2.    Except as set forth in this Amendment No. 3, the Employment Agreement shall remain in full force and effect. The Employment Agreement, as superseded in part and amended by this Amendment No. 3, constitutes the entire agreement between the parties with respect to the subject matter therein and supersedes any and all other agreements or understandings, either oral or written, between the parties with respect to the subject matter herein. Any other amendment or modification to the Employment Agreement or this Amendment No. 3 must be in a writing executed by the parties hereto. This Amendment No. 3 may be signed in counterparts, each of which shall be an original with the same effect as if the signatures were upon the same instrument.
IN WITNESS WHEREOF, the parties have executed this Amendment No. 3 to Employment Agreement as of the date first above written.

GREGG APPLIANCES, INC., an Indiana corporation By: /s/Charles Young Charles Young Chief Human Resources Officer
Dated: _December 16, 2015____ EXECUTIVE \s\ Dennis L. May Dennis L. May
Dated: __December 16, 2015_____

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